EXHIBIT 3.57

CERTIFICATION OF INFORMATION

OF

OC SALES MERGER COMPANY, LLC

1. The name of the limited liability company is OC Sales Merger Company, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of OC Sales Merger Company, LLC this 19th day of September, 2006.

/s/ James I. Rothschild
James I. Rothschild, authorized representative